Exhibit 10.21

     THIS DOCUMENT IS SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. WHERE APPROPRIATE, THE CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND REPLACED WITH *** OR
*** CONFIDENTIAL TREATMENT REQUESTED ***.

                                                                  Final 12-22-99

                           MASTER SERVICES AGREEMENT

     This agreement ("Agreement") is entered into as of the 22nd day of December, 1999 ("Effective Date"), by and between DigitalWork,com, Inc. . ("Company"), and Dell Products, L.P. ("Dell"), a Texas Limited Partnership. Dell Computer Corporation ("DCC") and any of its corporate subsidiaries or affiliates may purchase Services (as defined below) and enjoy the benefits of this Agreement, but all liabilities and obligations incurred by Dell, DCC, or any of DCC's subsidiaries or affiliates under this Agreement will be the sole responsibility of Dell.

                                    RECITALS


     A. Whereas, Company offers portal services on the World Wide Web at www.digitalwork.com wherein it provides search services and navigation as well as community, business and consumer e-commerce solutions from its service partners. Company syndicates and bundles these portal services for resale by third parties; and

     B. Whereas, Dell is a leading global retailer of computer products and maintains a site on the Internet at <www.dell.com> which, among other things, allows its users to purchase computer products. Dell desires to expand its services to its customers through a unique World Wide Web site; and

     C. Whereas, Dell and Company desire to create a Dell-branded small business portal called "DellBizNet" which will offer the best in class content, communications, community and e-commerce functionality of Company and its service partners to Dell customers; and

     D. Whereas, Dell and Company desire to set forth in writing their mutual intent and understanding of the scope and terms of such engagement.

                                   AGREEMENT

     Now, therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Definitions

     As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires. Certain other terms are defined elsewhere in this Agreement.

     1.1 "Acceptance" means the acceptance by Dell of a Deliverable specified in a Work Statement as described in Section 2.

     1.2 "Affiliate" means, with respect to either party, any individual or entity that, by virtue of a majority ownership interest, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with that party.

     1.3 "Agreement" means this Master Services Agreement between Dell and Company, as amended from time to time.

     1.4 "Code" means all computer programming code (both object and source, unless otherwise specified) and application program interfaces ("APIs"), as modified or enhanced from time to time by Company, including, without limitation, all interfaces, navigational devices, menu structures or arrangements, icons, help, operational instructions, commands, syntax, HTML (hyper-text markup language), design, templates written in ASP source code, Java, Javascript, VB Script, or other scripting languages and any code created by Cold Fusion,

                       CONFIDENTIAL TREATMENT REQUESTED

FrontPage, DreamWeaver or any other HTML editor and the literal and non-literal expressions of ideas that operate, cause, create, direct, manipulate, access or otherwise affect the Content whether created or licensed from third parties by Company including, without limitation, any copyrights, trade secrets and other intellectual or industrial property rights therein.

     1.5 "Confidential Information" means, except as otherwise specifically provided in the Agreement, each party's (a) trade secrets under applicable law (including, without limitation, financial information, processes, formulas, specifications, programs, instructions, technical know-how, methods and procedures for operation, and benchmark test results); (b) any confidential or other proprietary information, whether of a technical, business or other nature that is of value to the owner of such information and is treated as confidential (including, without limitation, End-User Data, information about employees, customers, marketing strategies, services, business or technical plans and proposals, in any form); (c) any other information identified by a party as "Confidential Information"; (d) any other information relating to party that is or should be reasonably understood to be confidential or proprietary; and (e) the terms of this Agreement.

     1.6 "Content" means all text, graphics, animation, audio and/or digital video components and all other components of the Deliverables and the selection and arrangement thereof including all Intellectual Property Rights therein, but does not include Code whether created by Company or provided by Dell for purposes of developing the Deliverables.

     1.7 "Cookie(s)" means a small data packet that is placed on a End-User's computer once they have accessed a Web site.

     1.8 "Cookie Information" means any information that resides in or is associated with the use of a Cookie, including, without limitation, a log file.

     1.9 "Deliverables" means all Code, Content and other online materials and services to be produced by Company hereunder as more fully described in a Work Statement. Deliverables also include all reports, project reviews, inspection and tests conducted during the course of performance hereunder, and all documentation such as technical manuals and other written materials that relate to particular Code, which may include materials useful for design (e.g., logic manuals, flow charts, and principals of operation); provided, however, that documentation does not include end-user instructions, manuals or other operating documentation or materials.

     1.10  "Dell Competitor" means any entity or Affiliate thereof listed in
Exhibit 1. Not more than once per quarter, Dell may update this list of competitors.

     1.11 "Dell Content Modules" means a collection of Dell Content which is integrated and bundled based on specific Dell products or services including, without limitation, links to elements of Dell.com, Gigabuys.com, and Special Offers from Dell.

     1.12 "DellBizNet" means the Dell-branded and owned World Wide Web site, namely www.DellBizNet.com or other Dell-designated domain, to be developed and maintained by Dell with participation by Company pursuant to this Agreement.

     1.13 "DigitalWork.com Workshop pages" means those pages that will be supplied by Company that refer to specific workshop utilities of Company.

     1.14 "DigitalWork.com Service pages" means all pages beneath each workshop page, including those pages which are accessed through the "Learn About It" and "Get It Done" links.

     1.15 "Special Offers from Dell " means a collection of World Wide Web pages which are presently hosted at Dell.com and are dedicated to delivering unique service offerings to Dell customers.

     1.16 "End-User(s)" means any person or entity that accesses DellBizNet or uses the services therein.

     1.17 "DigitalWork.com Registered User(s)" means any person or entity that voluntarily submits to abide by Company's Terms of Service.

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                       CONFIDENTIAL TREATMENT REQUESTED

     1.18 "DigitalWork.com E-Commerce Customer" means any DigitalWork.com Registered User that generates e commerce gross revenue as defined in section 1.21.

     1.19 "End-User Data" means any information or data associated with an End-User which is received, stored, or processed by Company in providing its Services under this Agreement and includes, without limitation, aggregate information, usage and traffic data, transactional or financial information, account names and passwords, registration information, Cookie Information, click-through rates, and conversions.

     1.20 "Enhancements" means changes or additions, including new releases made by Company to its Services that add significant new functions or substantially improve the performance of Company's Services by changes in system design or coding and related documentation and materials utilized by Company with its Services.

     1.21 "E-Commerce Gross Revenue" means all top line revenue recognized by DigitalWork.com for e-commerce transactions on the DellBizNet site.

     1.22 "Intellectual Property Right(s)" means any patent, copyright, trademark, trade secret, trade dress, mask work, moral right, right of attribution or integrity or other intellectual or industrial property rights or proprietary rights arising under the laws of any jurisdiction (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations and renewals).

     1.23 "Launch Date" means the first day that DigitalWork.com provided services become available on the World Wide Web to end users through this partnership with Dell.

     1.24 "Preexisting Work" means (a) any Content, Code and similar original works of authorship that existed prior to the date of this Agreement and (b) any other Content, Code or similar original works of authorship that (i) exist prior to the date of a particular Work Statement, (ii) are specifically identified on the Work Statement, and (iii) were not created, developed, or derived for Dell under this Agreement.

     1.25  "Service" means any and all services provided by Company under
Section 2 of this Agreement for the development, hosting, servicing, and maintenance of the Deliverables and DellBizNet.

     1.26 "Service Level Agreement" means the Service Level Agreement attached to this Agreement as Exhibit 2.

     1.27 "Company Service Partners" mean any Affiliates of Company or third parties with strategic relationships with Company that offer additional Content and functionality to DellBizNet as a component of the Services.

     1.28 "Company Resource Centers" means a unique collection of Company Content which is integrated and bundled based on specific topics or services.

     1.29 "Specifications" shall mean the requirements for the development of the Deliverables, including operational and functional capabilities and performance criteria.

     1.30  "Term" has the meaning ascribed to it in Section 8.

     1.31 "World Wide Web" or "Web" means a global computer network of servers and files containing text and graphics accessible through use of hypertext transfer protocol.

     1.32  "Work Product" has the meaning ascribed to it in Section 10.

     1.33 "Work Statement" means the schedule attached hereto as Exhibit 3 or any successors thereto, as revised by the parties from time-to-time, which shall contain at a minimum (i) a description of the Deliverables (including Specifications) to be delivered and any related services to be performed by Company for Dell, (ii) a schedule detailing benchmarks and delivery dates, and
(iii) a description of the payment obligations of the parties. The Work Statement also may include provisions for written and/or oral progress reports by Company, detailed functional and technical specifications and standards for all services and Deliverables, including quality standards, documentation standards, lists of any special equipment to be procured by Company

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                       CONFIDENTIAL TREATMENT REQUESTED

or provided by Dell for use in performance of the work, test plans and scripts, and such other terms and conditions as agreed upon by the parties.

2.   Company's Services

     2.1 Scope of Services. Company shall author, design, create, develop, test, and produce the Deliverables in accordance with the Work Statement for the purpose of establishing and hosting content that makes up a portion of DellBizNet and providing the services therein. The initial Work Statement agreed to by the parties is dated as of Effective Date of this Agreement, is signed by the parties and is attached hereto as Exhibit 3. At any time during the term of this Agreement, Dell may request changes, additions to Content or additional services to be performed by Company in connection with DellBizNet and Company's Services, including any Enhancements, updates, or upgrades. Except as provided by this Agreement, such additional work shall be agreed upon by the parties and set forth in a revised Work Statement, which shall be subject to the terms of this Agreement and become effective upon execution by authorized representatives of both parties. If a conflict arises between any of the Agreement, or Work Statement, the terms of the documents will be followed according to the following order of precedence: (1) the Work Statement, and (2) this Agreement.

     2.2 Acceptance. Unless modified pursuant to the terms of this Agreement, Company shall deliver the Deliverables at the times and in the manner specified in the Work Statement. Conformity with the Work Statement and its Specifications will be the sole basis for determining Dell's Acceptance of the Deliverables. Dell will, within fifteen (15) days of receipt of each Deliverable as described in each Work Statement advise Company of Dell's Acceptance (or rejection) of the Deliverable. The Acceptance criteria for each Deliverable is included in each Work Statement. Company will, upon receipt of notice of rejection and written authorization of Dell, promptly correct any deficiencies identified in writing by Dell. If a deficiency cannot be corrected to Dell's satisfaction within fifteen (15) days of notification by Dell, in addition to all other remedies available to Dell, Dell will have the option of requiring Company to refund all amounts previously paid by or on behalf of Dell within ten (10) days of Dell's request for payment.

     2.3 Time of Performance. Company shall use its best efforts to complete the Deliverables in a timely manner according to the Work Statement. Company shall submit performance reports as Dell may reasonably request from time to time. Company agrees to notify Dell promptly of any factor, occurrence, or event coming to its attention that may affect Company's ability to meet the requirements of the Work Statement, or that is likely to cause any material delay in delivery of the Deliverables. Unless such anticipated material delay is the sole fault of Dell, upon receiving such notification, Dell may (i) require the parties to renegotiate the terms of the Work Statement, including the amount of compensation payable to Company, to account for any anticipated delays and loss of benefits to Dell as a result thereof or (ii) terminate this Agreement with no further obligation if Dell determines that an anticipated delay is material.

     2.4 Maintenance and Ongoing Services. Company shall support any and all functions, protocols, methodologies, processes, and customer service necessary to fully access and utilize the Services in accordance with the Service Level Agreement. Company shall ensure that (i) DellBizNet has the functionality and appearance specified in the Work Statement, (ii) a designated Company representative is available during regular business hours to provide technical support and respond to Dell's inquiries on a reasonably prompt basis, and (iii) DellBizNet and the services therein function appropriately when viewed using recent versions of standard Internet browser software. Company shall hold and maintain a complete back-up copy of all Content in storage for the duration of this Agreement. Company shall provide Dell with maintenance, including minor corrections/alterations, during the term of this Agreement for all Content and functions relating to Company's design and development of DellBizNet and provisioning of its Services. Company shall not be responsible for such maintenance if any person or entity other than Dell makes any major changes to DellBizNet's functions that were designed or developed by Company, unless such changes were authorized, inspected and confirmed by Company; provided, however, Dell may perform all necessary maintenance, addition or changes to Content, upgrades, changes or additions to DellBizNet, excluding DigitalWork.com.'s Workshop and Service pages or Dell's mainframe or computer network systems, and Company shall resolve any errors or difficulties in DellBizNet that are not caused by changes made by Dell. Upon written request from Dell, Company agrees to assist in remedying any problems in the DigitalWork.com

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                       CONFIDENTIAL TREATMENT REQUESTED

Workshop and Service pages in DellBizNet that are not covered hereunder at the standard rates charged by Company for such work.

     2.5 Hosting; Content. Except as set forth in a Work Statement, the following requirements govern the hosting and governance of Content on
DellBizNet:

          2.5.1 Dell. Unless otherwise expressly agreed, Dell shall have the right of prior approval of the general design, layout, Content, function, and operation of DellBizNet Subject to Company's rights and duties under Section
2.5.2 and Company's template-based architecture, Dell shall have exclusive approval and control over the posting, editing, renewal or update of any Content on DellBizNet, including, without limitation, Dell Content Modules. Dell shall ensure that any Content it provides will be and remain fully compatible with servers and software supporting DellBizNet; provided, however, upon request from Dell, Company shall assist Dell in resolving any Content related compatibility problems. Dell shall have the option of replacing any of Company's Content or applications with Dell provided Content; provided that Dell retains a minimum of six workshops and a majority of the associated services contained therein. Dell will review this requirement on a quarterly basis beginning three months after the launch date of the service to consider, in good faith, the possibility of adding additional workshops. Dell has the right to replace or delete any Content of a Company Resource Center that Dell finds objectionable. Dell shall have the right to supplement DellBizNet with additional content from other third party suppliers as set forth in Section 2.12 of Exhibit 3 Work Statement.

          2.5.2 Dell Branding. DellBizNet will be a seamless Dell-branded portal. All Web pages, home pages, tabs, search results and highlighted links served by Company for DellBizNet will contain Dell branding and replace any Company branding, including, without limitation, any rich media content pages, Web directories, and guides. However, all DigitalWork.com Service pages, which reside beneath DigitalWork.com Workshop pages will contain branding which states "Powered by DigitalWork.com" above the fold in a size not to exceed 160 by 35 pixels. This branding will be consistent with Company's color scheme. Furthermore, Dell retains right to suppress any symbols representing services of Company in DigitalWork.com Workshop and Service pages.

          2.5.3 Company. Company shall be responsible for all aspects of hosting, operating, and maintaining specified pages under DellBizNet in accordance with the Specifications set forth on the Work Statement and all applicable laws and regulations. Company is responsible for reviewing with Dell the text, graphics, animation, audio and/or digital video components prior to uploading such content onto DellBizNet. Upon Dell's request (whether oral, in writing or by e-mail), Company shall promptly upload new material or items, or make any alterations, to existing Content. Company will use its best efforts to
(i) provide service consistent with the Service Level Agreement; (ii) protect specified pages under DellBizNet from unauthorized interruptions, viruses and outside attacks (including, without limitation, by installing appropriate firewalls, backup systems and other protective devices); (iii) maximize the online accessibility of specified pages under DellBizNet to End-Users; and (iv) collect such information regarding End-Users as Dell may reasonably request.

          2.5.4 Company Service Partners. Dell shall have the option to use all current and future Content and functionality of the Company Service Partners available to Company.

     2.6 Work Statement Changes. Changes in the Work Statement shall become effective only upon written agreement of the parties. Company shall accept any change requests made by Dell that (i) reduce the cost or magnitude of performance, provided that an equitable adjustment in compensation is made for the out-of-pocket costs of any performance or preparation already undertaken, or
(ii) increase the cost or magnitude of performance, provided that the proposed changes are reasonable in scope and Dell establishes a commensurate increase in compensation.

     2.7 Materials; Expenses. Except for materials Dell specifically provides, Company shall furnish at its own expense and cost all labor, equipment, Content, Code, telecommunications, supplies and transportation necessary for the performance of Company's obligations under this Agreement. Dell shall provide Company with all hardware required to host and support Company's pages within DellBizNet at prices to be determined at a later date. Dell will provide a technical contact to Company to coordinate all support activities. Company will be solely responsible for any and all claims of any nature made by or on behalf of any persons performing labor and for any and all damage to or loss of equipment or supplies.

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                       CONFIDENTIAL TREATMENT REQUESTED

     2.8 Enhancements. Unless specifically directed by a Work Statement, Enhancements to DellBizNet and the Services therein will be deployed and made available by Company as they are introduced to customers of Company's own Web site(s) or those of its Service Partners.

     2.9  Ownership.
          ----------

          2.9.1 Deliverables. Except as may be specifically provided to the contrary on a Work Statement, all materials or equipment (i) furnished to Company by Dell to perform this Agreement, (ii) paid for by Dell, or (iii) the cost of which is amortized in the cost of the Services will be and remain the property of Dell, and Company will bear the risk of loss of and damage to the property, normal wear and tear excepted. Whenever Company has in its possession any property of Dell (including, without limitation, intangible property such as the DellBizNet domain name), the property will at all times be properly housed and maintained by Company at the location(s) Dell may specifically approve from time to time; will not be commingled with the property of Company or that of a third party; will be used only for performing the Services; will be kept free of all liens and encumbrances without expense to Dell; and will, upon Dell's request, be immediately delivered to Dell at any location designated by Dell. Dell will have the right enter onto Company's premises or any other location at which any of the property may be kept at all reasonable times to inspect the property.

     2.10 Applicable Policies. In consultation with Company, Dell shall designate all terms and conditions which apply to DellBizNet, including, without limitation, the terms and conditions of use, any disclaimers, use guidelines and privacy policies. Company will clearly communicate at the point of registration to become a DigitalWork.com End-User the transition to be governed by Company's Terms of Service applicable to the services within DellBizNet.

     2.11 Exclusivity. Nothing in this Agreement will require Dell to purchase from Company any or all of its requirements for services in excess of the majority services contained in six workshop pages that are of the same or similar to the Services, and Dell may purchase similar or identical services from others.

3.   Dell's Responsibilities

     3.1 General. Dell shall, to the extent reasonably necessary for Company to fulfill its responsibilities under this Agreement, (i) obtain the domain name for DellBizNet which will be owned exclusively by Dell, unless the parties agree otherwise; (ii) furnish information requested by Company, and (iii) provide reasonable access to Dell personnel. All such requests by Company for information or access to Dell personnel shall be in writing and shall establish a reasonable date by which Dell's response is required. Any delays attributable to Dell's failure to respond to reasonable requests by Company will extend any and all deadlines for an amount of time equal to Dell's delay. Dell reserves the right to make any necessary equipment or software upgrades, changes or modifications.

     3.2 End-User Installations. Dell has the right, but not the obligation, to pre-load the Universal Service Locator ("URL") for the DellBizNet domain or a related third-level domain (e.g., "aaa.dell.net") on all Dell-branded computer systems or as the default URL for all Dell-branded ISP services.

     3.3 Marketing. Dell will actively marketing DellBizNet to current and potential Dell customers. Dell and Company will agree on a joint marketing strategy for DigitalWork.com End-Users, to be attached as an addendum to this contract, within 45 days of the effective date.

     3.4 Head end page. Dell shall create and host the first page of the Dell BizNet.com site. Dell will integrate a gateway to Company's services in a prominent position above the fold.

4.   End-User Data

     4.1 Collection of End-User Data. Through the use of Cookies or similar means, Company shall electronically tag and track each End-User as they access and use DellBizNet. Dell may make requests from

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                       CONFIDENTIAL TREATMENT REQUESTED

Company to provide End-User Data regarding DellBizNet collected from individual End-Users, subject to Company's ability to capture such data. These requests will be no more frequently than twice monthly.

     4.2 Usage Reports. As described in the applicable Work Statement, Company shall provide Dell with monthly standard usage reports via email ("Usage Reports"). The parties may, by mutual written agreement, alter the content of the Usage Reports. At Dell's request, Company shall make commercially reasonable efforts to provide Dell any End-User Data that is processed, collected, or stored by Company in a form to be mutually agreed upon by the parties.

     4.3 Registration of End-Users. Dell shall have the right to customize, if technically feasible, any registration process, including the look and feel thereof, for any End-User of DellBizNet.

     4.4 Ownership; Use. Dell will own all End-User Data. All End-Users will be deemed to be customers of Dell, and the collection, retention and use of such information will be subject exclusively to Dell's then current privacy policy. Dell will have the sole right to exploit or use any End-User data. All of the End-User Data shall be treated as Confidential Information of Dell unless otherwise agreed in writing. Company shall keep and store all such data in a safe and secure environment and shall not provide access to the data to any third party without the express written consent of Dell. Neither Company nor any Company Service Partner shall solicit or target any End-User without the express written consent of Dell.

     4.5 Company Ownership. Any user who registers to become a DigitalWork.com End-User must agree to the Terms of Service of Company and "opt into" a relationship with Company. All such user data will be jointly owner by Company and Dell. Company may contact registered DigitalWork.com End-Users on behalf of Dell in order to execute the overall service experience and to promote Dell and Company's co-branded services. However, Dell must approve any and all promotion via email prior to release to the End User.

5.   Advertising

     5.1 General. Dell will have sole right, but not the obligation, to sell, serve, invoice, and collect for any and all advertising in DellBizNet. Except as set forth in a Work Statement, any advertising revenue earned by DellBizNet will be retained solely by Dell. If Dell elects to serve ads, Company through DellBizNet will call the banner ads from Dell's or its designee's ad server. As a part of its Services performed under this Agreement, Company shall cooperate with Dell and make such additions or modifications to the operation and functionality of DellBizNet as Dell deems necessary in its sole discretion to service any advertisements.

     5.2 Competitors. Notwithstanding any Work Statement, Dell shall have the right to refuse or block advertising on DellBizNet for any Dell Competitor. A listing of Dell Competitors is provided in Exhibit 1.

6.   Payments

     6.1 Services Payment. The amount to be paid to Company for all of the Services is stated in each Work Statement. In addition, any amounts to be paid to Dell by Company as commissions or bounties is stated in each Work Statement. Upon Acceptance of the Deliverables as specified in the Work Statement, Dell will pay Company the fees stated in such Work Statement for which Company has provided Services. Dell will pay or reimburse Company for any applicable sales, use, and similar taxes associated with Dell's acquisition of the Services, except that Dell will have no liability for any taxes based on Company's net assets or net income, or for which Dell has an appropriate resale or other exemption. Dell will reimburse Company for all pre-approved actual, reasonable, documented out-of-pocket expenses, including travel expenses, incurred by Company at Dell's request which are in accordance with Dell policy.

     6.2 Payment Terms. One-time expenses such as set-up fees or other administrative fees will be paid forty-five (45) days from Dell's receipt of Company's invoice. Unless otherwise specified in a Work Statement, all fees are to be paid within thirty (30) days following the month which gave rise to the payment obligation. All payments will be in U.S. currency unless otherwise agreed to on a Work Statement. No invoice will be sent prior to the performance of the related Services. In the event that Company is in default of any of its obligations under this Agreement, Dell may withhold payment of any part of the unpaid price for the Services until

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                       CONFIDENTIAL TREATMENT REQUESTED

Company has, to Dell's satisfaction, completely remedied the breach. All Services purchased by Dell from Company will aggregate for calculating any discounts.

     6.3 Billing Contact. All invoices will reference this Agreement and be mailed to:

          Dell Computer Corporation
          Attn:  Accounts Payable
          One Dell Way
          Round Rock, TX  78682-1810

     6.4 Reports. With respect to the Services performed under this Agreement, Company shall keep proper and accurate records and books in accordance with applicable laws and regulations. Dell shall have the right to reasonable access and review of Company's books and records relating to the rendering of part or all of the Services or any payment therefor during Company's normal business hours. Company shall retain all records relating to its performance of the Services for a period of no less than two (2) years or such longer time period as specified by law. To the extent required by Dell, Company shall establish and maintain an electronic format for data communication acceptable to Dell at no charge to Dell.

     6.5 Most Favored Pricing. Company represents and agrees that no other customer of similar services and scope is receiving or will receive prices, discounts, performance or terms better than those which are given Dell. Should Company enter into an arrangement with a third party to provide substantially the same DellBizNet services on terms which in their totality are more favorable to the third party than the terms specified in this Agreement, then Dell shall be given the right to convert the relevant terms in this Agreement to match all of the more favorable terms provided the third party.

7.   Audits

     Each party hereby grants to the other the right to designate a certified public accountant to inspect the other party's records on which revenues in
Section 6 are based, provided that such accounting firm will hold such records in confidence except as necessary to report to both parties on the accuracy of the calculation of the fees. A party's determination of fees due under this Agreement will be deemed conclusive unless, within twelve (12) months after the date of payment, the other party objects in writing to such payment, such objection to be based upon the review by the accounting firm or otherwise. If an inspection shows that the party calculating the fee has understated the amount due to the other by more than ten percent (5%) for any calendar year, the party understating the amount to be paid will pay, in addition to the amount due, the accounting firm's fees up to an amount equal to the understatement, unless the error and its discovery resulted from a good faith discussion between the parties as to how to interpret the agreement. Each party agrees to give the other at least thirty (30) days written notice of its intention to have the records of the other party audited and further agrees to limit the number of audits to no more than three per year (commencing and based on the date of this Agreement).

8.   Term

     8.1 Agreement. This Agreement shall remain in full force and effect for a period of two (2) years, unless the Agreement is terminated by either party as provided in Section 9. If Dell gives Company notice of renewal, this Agreement will be renewed for additional one-year terms (the "Renewal Term") upon the expiration of the Initial Term and any subsequent Renewal Term. Notice of renewal, if given, shall be given in writing by Dell to Company not less than thirty (30), nor more than sixty (60), calendar days before the expiration of the Initial Term or of any Renewal Terms thereof.

     8.2 Work Statements. Each Work Statement will continue for a term equal to the period stated on the Work Statement, unless otherwise terminated under the terms of this Agreement. Completion of work under any specific Work Statement will not terminate this Agreement.

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                                                CONFIDENTIAL TREATMENT REQUESTED

9.   Termination

     9.1 Termination for Convenience. Either party may terminate this Agreement or any Work Statement without cause upon sixty (60) days prior written notice. However, the agreement cannot be terminated by either party during the first six months of the agreement as measured from the launch date. Unless specifically stated in the notice, the termination of one or more Work Statements will not terminate this Agreement.

     9.2 General Termination for Cause. Either party may terminate the Agreement upon thirty (30) days written notice if the other party:

          (a) materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following written notice to the breaching party of the breach;

          (b) becomes insolvent or bankrupt, admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or the other party applies for or consents to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property (or such receiver, trustee or similar officer is appointed without its consent); or the other party institutes any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding is instituted against the other party and is not dismissed within sixty (60) days; or any judgment, writ, warrant or attachment or execution of similar process is issued or levied against a substantial part of the property of the other party and remains unsatisfied for sixty (60) days; or

          (c) dissolves, liquidates or otherwise terminates its existence as an entity, or consolidates with or merges with or into any entity which is a direct competitor of the terminating party (as defined in the attached schedules), or sells, leases or otherwise disposes of all or substantially all of its assets to a direct competitor of the terminating party (as defined in the attached schedules), or incurs a substantial amount of indebtedness other than in the ordinary course of its business except for transactions which do not result in the acquisition of a company which is a direct competitor of the terminating party, in each case whether in a single transaction or in a series of related transactions the other party or the person or persons in control of the other party shall (or shall threaten to) sell, assign, part with or cease to carry on its business or that of its business relating to the maintenance and support of computer hardware and software and related products.

     9.3 Termination by Dell. Dell may terminate this Agreement immediately at any time if Company comes under the effective control of a party not reasonably acceptable to Dell or an Affiliate of such a party. Further, Dell may terminate the Agreement, any Schedule, or discontinue offering a particular service of the Agreement upon sixty (60) days notice:

          (a) if there are five or more errors, failures or outages of the Services in any thirty (30) day period and Company is unable to remedy the problem within thirty (30) days following Company's receipt of written notice of the problem; or

          (b) if there is a shift in market demand as evidenced by, without limitation: (a) during a three-month period at least thirty (30) percent of Dell's customers request the option to use different portal options or a provider of services different than Company; (b) more than thirty (30) percent of Dell's customers are dissatisfied with Company's products or services as measured by mutually agreeable standards; or (c) significant changes in technology that render more than 30% of Company's Services accessed through DellBizNet less than best in breed as evaluated in Dell's sole discretion.

     9.4 Obligations Upon Termination. Upon termination or expiration of this Agreement or any particular Work Statement:

          9.4.1 Return of Confidential Information. Each party shall at its own expense return to the other party or otherwise dispose of as the owner may instruct, any information (including the Confidential Information) and all other documents, papers and information whatsoever sent to a party (including electronically sent) and relating to the business of the other party (other than correspondence between the

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                                                CONFIDENTIAL TREATMENT REQUESTED

parties) and all property of the other party. Each party shall be entitled to retain a copy of such information for archival purposes only. Such records will be treated as the owners Confidential Information in accordance with Section 15.

          9.4.2 Company Obligations. Upon termination or expiration of this Agreement, or a Work Statement or portion of a Work Statement, Company will, in addition to any other obligations of Company on termination or expiration; (i) cease all performance of the terminated Services and furnish to Dell all Deliverables (including, without limitation, all Work Product that is not Preexisting Work) and work in progress; (ii) shall not maintain or hold any versions of the DellBizNet except as a backup; (iii) provide a complete back-up copy, in the form(s) agreed upon by the parties, of all Work Product, End-User Data, (iv) within thirty (30) days provide a final accounting which itemizes all Services related to the terminated Services that have been performed in accordance with this Agreement but for which Company has not yet received payment, and (v) if Company terminates the agreement, Company shall continue to pay Dell 12% of gross revenues on services purchased by DigitalWork.com End-Users for a period of two years. Unless otherwise agreed by the parties, if the Agreement is terminated prior to the completion of the Deliverables (i) Dell will only be responsible for payment for those portions of the Deliverables that Company has completed in accordance with the Specifications, and (ii) Dell shall receive a full refund of all monies paid for any Deliverable for which it had made any payment but which do not conform to the Specification.

          9.4.3 Payments. All payments described under Section 6 that have accrued prior to the termination or expiration of the Agreement will be payable in full within thirty (30) days thereof.

          9.4.4 Transition Period. During a period not to exceed ninety (90) days following termination or expiration (the "Transition Period"), Company shall provide to Dell reasonable assistance in the transition of the responsibility for the Services to Dell or to a party designated by Dell, such assistance to consist of the following: (a) reasonable documentation and other materials relating to or used in the performance of the Services (excluding documentation belonging exclusively to Company in which Company claims in good faith a trade secret interest), (ii) other services or activities reasonably requested by Dell related to the smooth transition of responsibility for performance of the Services. Company will cooperate in good faith during the Transition Period. In the event that Dell is responsible for paying the costs of the transition, Dell shall pay Company's charge at Company's then current time and materials charges for any transition assistance. Any communications by Dell or Company to an End-User related to the expiration, termination or transition of any Services must be approved in advance and in writing by Dell. If Company terminates this agreement, then Company cannot market its services to any DigitalWork.com Registered User and E-Commerce Customer for a period of two years from the date of termination.

10.  Intellectual Property Rights

     10.1 General Reservation. Neither party grants any license to the other except as specifically set forth in this Section 10. Except as is expressly set forth under this Section 10, both parties expressly reserve all of their right, title and interest in their respective Intellectual Property Rights.

     10.2  Ownership.
           ----------

          10.2.1 Work For Hire. The parties acknowledge that some or all of the Deliverables and Services will be based, in whole or in part, on Company's existing products and services, but that Dell will contribute valuable intellectual property to the process of the creation of the Deliverables and Services intended to foster a unique user experience and competitive advantage to Dell. Therefore, all right, title and interest in the Content of the Deliverables (including all Specifications, written copy, drawings, modifications and designs and any other development work in support of Company's performance for Dell) created or modified by Company uniquely for Dell, as it relates to other Dell provided services, or as stated in a separate statement of work produced under this Agreement that embodies or is based on intellectual property provided to Company by Dell or that is created specific to the Deliverables and Services, shall be held by Dell, and shall be considered a "work made for hire" under applicable copyright law including common law, federal, and foreign copyright law, the copyright of which shall be owned solely, completely and exclusively by Dell (collectively, "Work

                                                CONFIDENTIAL TREATMENT REQUESTED

Product"). Dell's right, title and interest in the Deliverables include all components that comprise the "look and feel" of DellBizNet, including, without limitation, the visual display, functionality, graphical user interfaces, navigation tools, and menu structures. To the extent that any aspect of the Deliverables created uniquely for Dell are not considered a "work made for hire" under applicable copyright law, for whatever reason, all right, title and interest of any kind, nature, or description that Company may have in and to such Work Product in any and all countries of the world will automatically be assigned, transferred, and conveyed completely and exclusively to Dell. Company agrees to furnish any and all further documentation and to take any action as Dell may reasonably require to evidence or effect Dell's ownership of the Work Product. If Dell elects to seek copyright registration or otherwise seek protection for valuable property that incorporates some or all of Company's work, Company will cooperate fully with Dell. Dell will reimburse Company for actual reasonable, documented expenses incurred by Company at Dell's request in connection with obtaining such protection.

          10.2.2 End-User Data. All right, title, and interest in any DigitalWork.com End-User Data, including without limitation, usage data and registration information, shall be held jointly by Dell and DigitalWork.com. All right, title, and interest in any DigitalWork.com End-User Data, including, without limitation, usage data and registration information, shall be held jointly Dell and DigitalWork.com.

          10.2.3 Pre-existing Work. Without limiting the provisions of 10.2.1 above or Section 12 ("Indemnification"), Dell acknowledges that Work Product does not (i) incorporate Pre-existing Works owned by Company, (ii) incorporate works licensed by Company from third parties, (iii) include third-party materials needed to generate or use the Work Product, or (iv) include Work Product created concurrently but independent of providing the Services under this Agreement. All of (i), (ii), (iii) and (iv) in this Section will be collectively referred to as "Licensed Materials." Dell acknowledges that Company owns all right and title to the Licensed Materials. To the extent that any Licensed Materials are incorporated into the Work Product or are included with Work Product and needed to generate or use the Work Product, Company will grant to Dell or procure for Dell, a non-exclusive, worldwide, royalty-free License for the term of the Agreement solely to: (1) use, execute, produce, display, perform, copy, and distribute (internally or externally) copies of, and prepare derivative works based upon the Licensed Materials and their derivative works to produce and maintain the Deliverables and the Services, and (2) authorize others to do any, some, or all of the foregoing.

     10.3 Dell's License Grants. Subject to the terms and conditions of this Agreement, Dell hereby grants to Company, during the term of this Agreement, a nonexclusive, nontransferable license to link to the DellBizNet and to use Dell's Content as well as Dell's trade names, trademarks, service names and similar proprietary marks as specifically designated by Dell (the "Dell's Marks") and which are reasonably necessary to perform Company's obligations under this Agreement; provided, however, that any link, promotional materials or other documentation of any kind containing Dell's trade name or proprietary marks will be subject to Dell's prior written approval, not to be unreasonably withheld. Company will not be deemed by anything contained in this Agreement or done to it to acquire any right, title or interest in or to any Dell Marks, or any portion of any Dell Marks. Company acknowledges Dell's exclusive right, title and interest in all Dell Marks.

     10.4 Company's License Grants. Subject to the terms and conditions of this Agreement, Company hereby grants to Dell, during the term of this Agreement, a nonexclusive, nontransferable license to use Company's Pre-existing Work, Content and Code as well as Company's trade names, trademarks, service names and similar proprietary marks as is reasonably necessary to perform its obligations under this Agreement; provided, however, that any link, promotional materials or other documentation of any kind containing Company's trade name or proprietary marks will be subject to Company's prior written approval, not to be unreasonably withheld. Dell will not be deemed by anything contained in this Agreement or done to it to acquire any right, title or interest in or to any Company Marks, or any portion of any Company Marks. Dell acknowledges Company's exclusive right, title and interest in all Company Marks.

     10.5 General Limitation. Neither party will use the other party's proprietary marks in a manner that disparages the other party or its products or services, or portrays the other party or its products or services in a false, competitively adverse or poor light. Each of party will comply with the other party's requests as to the use of the other party's proprietary marks and will avoid any action that diminishes the value of such marks. Either party's unauthorized use of the other's proprietary marks is strictly prohibited.

                                                CONFIDENTIAL TREATMENT REQUESTED

     10.6 Promotional Use. Company shall have the right, at its own expense, subject to the reasonable review of Dell, to refer to Dell and the Services in its promotional materials provided no confidential or proprietary information is disclosed. Dell shall have the right to review and approve promotional material referencing Dell. Such approval shall not be unreasonably withheld. Company shall not issue any press releases, advertisements or other public disclosures concerning the existence of or the actual terms and conditions of this Agreement, or other information regarding the relationship of the parties to this Agreement without the prior review and written consent of Dell, which consent shall be granted in Dell's sole discretion.

11.  Representations and Warranties

     11.1 General. Company represents and warrants to Dell that: (a) it has the right and power to perform its obligations and to grant the rights granted herein; (b) Company's performance under this Agreement will not violate any agreement or obligation between Company and a third party or any applicable law or regulation; and (c) no Content, Code or other material available or collected at the DellBizNet (including, without limitation, all Content supplied by End-Users) or provided by Company to Dell does now or will in the future infringe upon or violate any Intellectual Property Right or other proprietary or non-proprietary right of any third party.

     11.2 Quality; Conformity. Company warrants that each of the Services and the Deliverables therein will (a) be completed in a timely, good and workmanlike manner consistent with the requirements of a Work Statement and in accordance with highest industry standards as well as in strict accordance with standards of performance specified in the Service Level Agreement; (b) comply with the description of Services stated on each Work Statement and with all of the other terms and conditions of this Agreement; (c) be completed by duly qualified and skilled personnel; (d) be free from defects in material, design, workmanship and title; (e) function properly under ordinary use; and will perform in accordance with all materials published by Company.

     11.3 Good Title. Company further warrants that the Services and any goods will be provided free and clear of all liens, restrictions, reservations, encumbrances and security interests of any kind. Company further warrants that it is a duly organized corporation in good standing under the laws of the State of Delaware, that it is qualified to transact business in all states where the ownership of its properties or nature of its operations requires qualification, that it has full power and authority to enter in and perform this Agreement, that the execution and delivery of this Agreement has been duly authorized, and that this Agreement does not violate any law or breach any other Agreement to which Company is a party or is bound.

     11.4 Duration; Correction. All warranties will apply for the longer of twelve (12) months from Acceptance by Dell of the Services or for a longer period as may be specified by Company. Company agrees to promptly correct any part of the Services not conforming to any of the warranties in this Section 11, without expense to Dell, when notified of such non-conformity by Dell.

     11.5 No Waiver. Neither Dell's inspection, failure to inspect, payment, failure to pay or Acceptance of any Services will preclude Dell's right to reject non-conforming or inadequate Services, to revoke its Acceptance, or to exercise any other right or remedy granted in this Agreement or by law. These rights will inure to Dell notwithstanding Dell's knowledge of the defect, the substantiality of the defect, the ease of the discovery of the defect, or Dell's failure to earlier reject the Services or revoke its Acceptance.

     11.6 EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, COMPANY MAKES NO OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY AND ALL CONTENT OR OTHER MATERIALS PROVIDED BY DELL PURSUANT TO THIS AGREEMENT ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. THE ENTIRE RISK AS TO SUCH CONTENT AND MATERIALS IS ASSUMED BY COMPANY. DELL DISCLAIMS ALL WARRANTIES EITHER EXPRESSED OR IMPLIED WITH RESPECT TO CONTENT OR MATERIALS AND TO ANY INTELLECTUAL PROPERTY RIGHT INCLUDING, BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

                                                CONFIDENTIAL TREATMENT REQUESTED

12.  Indemnification

     12.1 Indemnity. Either party shall indemnify, defend, and hold harmless the other Party, their Affiliates and their respective officers, directors, employees, representatives, and agents from and against any and all third-party claims, legal proceedings, demands, damages, losses, liabilities, judgement, settlements, costs and expenses, including, without limitation, reasonable attorneys' fees, arising from or related to any alleged or actual:

     (a)  claims arising from Content on DellBizNet;

     (b) claims by or on behalf of either Parties' subcontractors, suppliers, employees, representatives or agents arising from either Parties' acts or omissions;

     (c) violations of applicable laws or regulations including, without limitation, employment laws by either Party of their employees, subcontractors, agents or representatives;

     (d) infringement or violation, or misappropriation of any Intellectual Property Rights or non-proprietary right or any End-User Data related to the performance of Services or delivery of product under this Agreement by either Party or their employees, subcontractors, agents or representatives provided such infringement, violation or misappropriation was not caused by the other Party or their employees, subcontractors, agents or representatives or Company's strict adherence to Dell's Specifications set forth in a Work Statement;

     (e) claims by End-Users or other third parties related to either Party of their employees, Subcontractors, agents or representatives, negligence in properly performing the Services under this Agreement;

     (f) any actual or alleged loss, damage to or destruction of tangible property, and/or illness, injury or death to any person, including, without limitation, employees or invitees of the indemitee's, arising out of either Party's performance of, or failure to perform, any of the Services, or any of its other obligations under this Agreement; and

     (g) breach of either Party's representations and/or warranties set forth in this Agreement.

     EITHER PARTY'S OBLIGATION TO INDEMNIFY WILL APPLY REGARDLESS OF WHETHER THE DAMAGE, LOSS, LIABILITY, COST OR EXPENSE IN QUESTION ARISES IN WHOLE OR IN PART FROM ANY NEGLIGENT ACT OR OMISSION OF AN INDEMNIFIED PERSON OR ENTITY, FROM STRICT LIABILITY IN TORT OF AN INDEMNIFIED PERSON OR ENTITY, OR OTHERWISE, BUT IN SUCH EVENT THE PARTY WILL NOT BE RESPONSIBLE FOR THAT PORTION OF THE DAMAGE, LOSS, LIABILITY, COST OR EXPENSE THAT RESULTS FROM THE NEGLIGENT ACT OR OMISSION OF AN INDEMNIFIED PERSON OR ENTITY, OR ENTITY.


     12.2 Proportionality. Either party's obligation to indemnify the other arising under Paragraph 12.1 will be proportional to the adjudicated respective fault of the parties with regard to the acts or omissions that gave rise to the indemnitable claims.

     12.3 Indemnification Procedures. The party entitled to indemnity under this Section (the "Indemnified Party") shall give the other party (the "Indemnifying party") written notice of any claims resulting in an obligation of indemnification under this Section. The Indemnified Party shall grant the Indemnifying Party control of the defense and settlement of such claim provided that the Indemnified Party may be represented by counsel of its own choice at its own expense. The Indemnified Party shall provide reasonable assistance in the defense and the settlement of a claim at the Indemnifying Party's expense. The Indemnifying Party shall not settle a claim without the written consent of the Indemnified Party; such consent shall not be unreasonably withheld.

     12.4 Cover. In the event of an action for infringement, Company shall, at Company's own expense, (i) obtain for Dell the right to use the infringing materials or Services (which may include Deliverables); (ii) modify the infringing materials or Services so as to render them non-infringing but still consistent with the specifications in the applicable Work Statement; (iii) provide Dell with functionally equivalent non-infringing

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                                                CONFIDENTIAL TREATMENT REQUESTED

materials or Services; or (iv) if none of the other options stated in this paragraph can reasonably be achieved within a reasonable time, without limiting or waiving its remedies, Dell may immediately terminate this Agreement or the applicable Work Statement.

13.  Limitation of Liability

     EXCEPT FOR ANY BREACH OF THE TERMS STATED IN SECTION 10 ("INTELLECTUAL PROPERTY"), SECTION 15 ("CONFIDENTIALITY"), OR FOR ANY LIABILITY UNDER SECTION 12 ("INDEMNIFICATION"), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY TYPE, INCLUDING LOST PROFITS, THIRD PARTY CLAIMS, OR LOST DATA, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES, EVEN IF A PARTY HAS BEEN ADVISED BY THE OTHER PARTY OF THE POSSIBILITY OF THE DAMAGE AND EVEN IF A PARTY ASSERTS OR ESTABLISHES A FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE OR BECOME LIABLE TO THE OTHER PARTY FOR ANY AMOUNT IN EXCESS OF THE CONSIDERATION RECEIVED HEREUNDER, AS SET OUT ON EACH SCHEDULE.

14.  Disputes

     14.1 Equitable Relief. The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names, confidentiality and/or user data may result in irreparable injury for which there may be no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

     14.2 Obligation of Good Faith. Before either party initiates a lawsuit against the other relating to a dispute or claim under this Agreement, the parties agree to work in good faith to resolve between them all disputes and claims arising out of or relating to this Agreement, the parties' performance under it, or its breach. To this end, either party may request, after informal discussions have failed to resolve a dispute or claim, that each party designate an officer or other management employee with authority to bind the party to meet in good faith and attempt to resolve the dispute or claim. During their discussions, each party will honor the other's reasonable requests for information which is not privileged and which relates to the dispute or claim. This Section will not apply should the expiration of the statute of limitations for a cause of action be imminent.

     14.3  Disputes

           14.3.1 Equitable Relief. The parties agree that any breach of either of the Parties' obligations regarding trademarks, service marks or trade names, confidentially and/or user data may result in irreparable injury for which there may be no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a Party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved Party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

          14.3.2 Obligation to Mediate in Good Faith. Except as provided in this Section 14.3.3, before either Party initiates a lawsuit against the other relating to this Agreement, the Parties agree to mediate all disputes and claims arising out of or relating to this Agreement, the Parties' performance under it, or its breach. To this end, either Party may request, after informal discussions have failed to resolve a dispute or claim, that each Party designate an officer or other management employee with authority to bind the Party to meet in good faith and attempt to resolve the dispute or claim through mediation. During their

                                                CONFIDENTIAL TREATMENT REQUESTED

                   discussions, each Party will honor the other's reasonable requests for information that is not privileged and relates to the dispute or claim. This Section does not apply (i) should the expiration of the statute of limitations for a cause of action be imminent, or (ii) if a Party is seeking an injunction pursuant to Section 14.3.1


          14.3.3 Cover for Intellectual Property Right Infringement. In the event of an action for infringement of any Intellectual Property Right or other proprietary or non-proprietary right of any third party arising out of the Services, Company shall, at Company's own expense, (i) obtain for Dell the right to use the infringing materials, (ii) modify the infringing materials or services so as to render them non-infringing but still consistent with the specifications in this Agreement, or (iii) provide Dell with functionally equivalent non-infringing materials or services;
                   provided, however, that if none of the other options stated in this Section 14.3.3 can be achieved within thirty (30) calendar days, in lieu thereof, Company or Dell may immediately terminate this Agreement.


     14.4 Warrant to Purchase Series D Preferred Stock of the Company. The Company agrees to provide Dell with a warrant to purchase 150,000 shares of the Series D Preferred Stock of the Company, pursuant and subject to a separate Warrant to be executed by Dell and the Company concurrent with the execution of this Agreement. The Warrant shall (a) have a term of 2 years, (b) vest immediately upon execution of this Agreement, (c) be exercisable for $8.36 per share, (d) contain all terms equal to Series D Preferred Stock as referenced in
Exhibit 5, (e) include a net share settlement provision, and (f) contain other customary terms and conditions.

15.  Confidentiality

     15.1 General Obligation. Each party agrees that the Confidential Information of the other party will be held in confidence to the same extent and the same manner as each party protects its own Confidential Information, but each party agrees that in no event will less than reasonable care be used. Each party shall, however, be permitted to disclose relevant aspects of such Confidential Information to its officers or employees on a need-to-know basis, provided that they have undertaken to protect the Confidential Information to the same extent as required under this Agreement. Each party agrees to use all reasonable steps to ensure that the other party's Confidential Information received under this Agreement is not disclosed in violation of this Section. Notwithstanding the foregoing, Company may not disclose any Confidential Information to any third party, including, without limitation, its Affiliates, directors or shareholders without Dell's consent which shall not be unreasonably withheld.

     15.2 Exceptions. The obligations set forth in this Section 15 do not apply if and to the extent the party receiving Confidential Information ("Receiving Party") establishes that: (i) the information disclosed to the Receiving Party was already known to the Receiving Party, without obligation to keep it confidential; (ii) the Receiving Party received the information in good faith from a third party lawfully in possession thereof without obligation to keep such information; (iii) the information was publicly known at the time of its receipt by the Receiving Party or has become publicly known other than by a breach of this Agreement; (iv) the information is independently developed by the Receiving Party without use of the other party's Confidential Information; or
(v) the information is required to be disclosed by applicable statute or regulation or by judicial or administrative process; provided that, in the case of (i) through (v) above, such circumstances are demonstrated with written evidence thereof and that, in the case of (v) above, the Receiving Party will use reasonable efforts under the circumstances to notify the other party of such requirements so as to provide such party the opportunity to obtain such protective orders or other relief as the compelling court or other entity may grant.

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                                                CONFIDENTIAL TREATMENT REQUESTED

16.  Subcontractors

     Company represents and agrees that it is solely responsible for the quality and quantity of the Services. If Company delegates or subcontracts an obligation, Company shall (i) obtain a written agreement of confidentiality from such delegate or subcontractor that is consistent with Section 15, (ii) shall be solely responsible for any payments owed to such delegates or subcontractors for performing any of Company's obligations, (iii) remain primarily responsible for ensuring that all permitted delegates or subcontractors produce the Deliverables and/or perform the hosting services in strict accordance with this Agreement and abide by, and be subject to, all terms and conditions set forth herein, and (iv) immediately provide names to Dell of any subcontractors who are performing any service on DigitalWork.com Workshop or Service pages.

17.  Remedies

     In addition to the remedies provided to Dell in Section 2.2 ("Acceptance") of this Agreement and without limitation of any other rights or remedies Dell may have at law or in equity, if Company is in default of any of its obligations under this Agreement, or if the Services do not conform to Company's warranties, Dell may, at its option, (i) require Company to promptly tender conforming Services at Company's reasonable expense, or, (ii) alternatively, Dell may procure similar conforming Services from one or more other providers, in which case Company will pay to Dell the difference between the costs incurred by Dell in obtaining the similar Services and the contract price Cure of nonconforming Services may only be made after Company obtains the written permission of Dell.

18.  Insurance

     Company shall obtain and at all times during the term of this Agreement maintain at its own expense, with insurance companies rated "A" or better by AM Best and acceptable to Dell the minimum insurance coverages set forth in
Exhibit 2.

19.  Force Majeure

     19.1 Excuse from Performance. Neither party shall be liable for any delay or failure to perform its obligations under this Agreement, where such delay or failure results from any cause beyond such party's reasonable control including, without limitation, any (a) act of God (fire, storm, floods, earthquakes, etc.);
(b) civil disturbances; (c) mechanical, electronic or communications failure; or
(d) disruption of telecommunications, power or other essential services; provided that it gives the other party written notice thereof promptly and, in any event within fifteen (15) days of discovery thereof and uses its best efforts to cure the delay. Notwithstanding the foregoing, either party may terminate this Agreement upon written notice to the other party in the event such failure to perform continues unremedied for a period of thirty (30) days in the aggregate.

20.  General

     20.1 Amendments. Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties.

     20.2 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same unless the same is waived in writing. No waiver by a party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver of any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. A valid waiver is limited to the specific situation for which it was given.

     20.3 Assignment. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably

                                                CONFIDENTIAL TREATMENT REQUESTED

withhold, condition or delay except that Dell may assign this Agreement, or any of its rights or obligations under this Agreement, to any of DCC's subsidiaries or Affiliates without consent of Company. Any attempted assignment in violation of the foregoing will be void.

     20.4 Compliance. Company agrees to comply with all applicable laws, rules, regulations and orders of the United States and any other state or country with jurisdiction over Company or Company's activities in performance of its obligations under this Agreement, including without limitation all applicable import or export regulations and all licensing or permitting requirements.

     20.5 Construction. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

     20.6 Counterparts; Translations. This Agreement may be executed in two or more counterparts in the English language, and each counterpart will be deemed an original, but all counterparts together will constitute a single instrument. The English language version of this Agreement will control regardless of any subsequent translations of this Agreement.

     20.7 Forms. Dell and Company agree that, except as specified in Section 2 of this Agreement, the use of preprinted forms, such as acknowledgments or invoices, is for convenience only and all terms and conditions stated on the forms are void and of no effect.

     20.8 Choice of Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law. Company hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in Austin, Texas over any suit, action or proceeding arising out of or relating to this Agreement.

     20.9 Headings. The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

     20.10 Independent Contractors. The parties are independent contractors and neither party is an employee, agent, servant, representative, partner, or joint venturer of the other. Neither party has the right or ability to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other party without the other party's written consent. Company will be solely responsible for all materials and work until Acceptance by Dell, and Dell will have no direction or control of Company, or any person employed by or contracted for by Company, except in the results to be obtained.

     20.11 Notices. Any notice or other communication (other than telephone maintenance or support or requests for maintenance or support) must be in writing, in English, and either actually delivered (including delivery by facsimile, telex, courier or similar means) or deposited in the United States mail in registered or certified form, return receipt requested, postage prepaid, addressed to the receiving party at the address stated below or to another address as such party may indicate by notice in accordance with this Section. Notice will be effective on the date that it is delivered or, if sent by mail in accordance with this Section, five (5) days after the date of mailing.

     For Dell:

          Name: Paul Bell or Vice President of Dell Home and Small Business
                ------------------------------------------------------------
                group.
                ------
          Address: Mail Code 8124, One Dell Way Round Rock, Texas, 78682
                  ----------------------------------------------------------
          Telephone:  512.723.9536
                    --------------------------------------------------------
          Fax:        512.283.1111
              --------------------------------------------------------------
          With a copy to: Attention: Legal Department-Allen Hull

     For Company:

          Name: President
               ---------------
          Address: 230 West Monroe, Suite 1950 Chicago, Il 60606
                  ----------------------------------------------------------
          Telephone: 312.261.4000
                    --------------------------------------------------------

                                                CONFIDENTIAL TREATMENT REQUESTED

          Fax: 312.261.4010
              -------------------------------------------------
          With a copy to: Attention Legal Department-Dave Aniol
          -----------------------------------------------------

     20.12 Severance. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored.

     20.13 Survival of Terms. Regardless of the circumstances of termination or expiration of this Agreement or any Work Statement or portion thereof, the provisions of Sections 10 ("Warranty"), 11 ("Indemnification"), 12 ("Limitation of Liability"), 14 ("Disputes"), 9 ("Intellectual Property"), 15
("Confidentiality"), 17 ("Remedies"), and 20 ("General") will survive the termination or expiration and continue according to their terms.

     20.14 Time. Whenever reference is made in this Agreement to "days," the reference means calendar days, not business days, unless otherwise specified.

     20.15 Attorneys' Fees. If any party hereto brings an action or proceeding for the declaration of the rights of the parties hereunder, for injunctive relief, or for an alleged breach or default of, or any other action arising out of this Agreement or the transactions contemplated hereby, the prevailing party in any such action shall be entitled to an award of reasonable attorneys' fees and any court costs incurred in such action or proceeding, in addition to any other damages or relief awarded, regardless of whether such action proceeds to final judgment.

     20.16 Taxes. The parties to this Agreement shall pay all applicable United States federal, state and local taxes and other national, provincial or local taxes, or other tariffs of any jurisdiction in which one of the parties to this Agreement resides or is otherwise subject, in accordance with the laws of the United States or any such other jurisdiction as then in effect.

     20.17 Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and merges all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives, to be effective as of the Effective Date stated above.


DigitalWork.com, Inc.                     DELL PRODUCTS L.P.
By: /S/                                   By: /S/ Craig A. Terrill
    _________________________________         _________________________________

Printed Name: _______________________     Printed Name: _______________________

Title: ______________________________     Title: ______________________________

Date: _______________________________     Date: _______________________________

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT 1

                               DELL COMPETITORS

Direct competitors include, but are not limited to:

 .  Acer Computer Corporation

 .  Apple Computer Corporation

 .  AST/Samsung Computers

 .  Compaq Computer

 .  CompUSA

 .  IBM Corp.

 .  Hewlett Packard

 .  EMachines/FreePC.com

 .  Fujitsu

 .  Gateway

 .  Micron Electronics, Inc.

 .  Digital Equipment Corporation

 .  Packard Bell (NEC)

 .  pcOrder.com

 .  Microwarehouse

 .  Computer Discount Warehouse

 .  SHL

 .  Siemens Nixdorf (SNI)

 .  Toshiba

 .  Vobis

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT 2

                            SERVICE LEVEL AGREEMENT

     This Service Level Agreement ("SLA") sets forth the service level and performance requirements, including technical support, operational requirements and customer care required under Section 2.4 of the Master Service Agreement ("Agreement") between Dell Products L.P. ("Dell") and Digital Work, Inc. ("Company"). In addition to any service level requirements specified in any agreements between Company and its subcontractors, Company shall ensure that the following service level and performance requirements are satisfied for all DigitalWork.com supplied services:

                    I.  OPERATIONAL AND TECHNICAL MEASURES

A.   Server Quality Measurements

     1. Web. Company shall maintain an uptime of 99.9% for the web server system which supports End-Users including, without limitation, any Digital Work supplied content or, measured on a monthly basis, as a percentage of total hours of uptime for the month.

     2. Registration. Company shall maintain an uptime of 99.8% for the registration server system which supports End-Users, measured on a monthly basis as a percentage of total hours uptime for the month. Company will provide advance notice of any activities that will increase registration activities by a factor of more than 20% from the previous month's peak number of End-Users simultaneously connected to the registration server. Company will cooperate with Dell's efforts to install a unified registration process to the portal including but not limited to working with a Dell Chosen Internet access provider with unique registration requirements.

     3. Authentication. Company shall maintain an uptime of 99.7% for the authentication server system which supports End-Users, measured on a monthly basis as a percentage of total hours uptime for the month.

     4. Transactional. Company shall maintain an uptime of 99.7% for the transactional server system, including, without limitation, security requirement, which supports End-Users, measured on a monthly basis as a percentage of total hours uptime for the month.

     5. Security. Company shall use secure servers for the collection of all, transactional information. Company shall maintain an uptime of 99.7% for all secure server systems which support Customer or End-Users, measured on a monthly basis as a percentage of uptime for the month.

     6. Company Uploads. Company shall provide 99.5% of the time, with a maximum (5) minute delay to synchronize new Content, all upload processes made available to Company for updating Content.

     7. Network Throughput Performance. Company shall ensure enough throughput performance between its servers, gateway servers and the Internet backbone so that End-Users do not experience degraded service.

B.   Systems Management

     1. Monitoring. Company shall proactively manage and monitor all application server hardware devices and software to ensure optimal performance and reliability as well as to detect abnormal event or exceeded utilization or performance thresholds. Company shall proactively monitor the status of the operating systems (e.g., CPU, disk I/O, memory, processes, etc.), critical application layer daemons and processes and trigger appropriate even notification alarms caused by errors, exceeded thresholds, etc.

     2. Maintenance. All servers, applications and networks supporting the Services will be operated, monitored and administered by Company on a 7/24/365 basis. In order to provide such coverage, Company may utilize a mixture of on-site and on-call support staff, automated server monitoring and automated paging technology. Unless otherwise agreed by Company, all scheduled routine maintenance will be performed between Friday, 4:00 a.m. (ET) and 6:00 a.m. (ET).

                                                CONFIDENTIAL TREATMENT REQUESTED

     3. Change Control. Company shall install new equipment, software, releases, upgrades, fixes, patches and other items necessary to maintain its servers and systems to leading industry standards. Company shall proactively gather information from appropriate server, peripheral, operating system or database vendors regarding upgrades, defect patches or fixes.

     4. Notice. Company shall give Dell three (3) days notice prior for all non-routine management, maintenance, change control or other actions by Company that may materially impact the Service adversely.

C.   Backup/Restore

     1. Backups. Company shall provide incremental daily backups and weekly full back-ups without error of all Content associated with the provisioning of Company's Services and all Customer Content, including, without limitation, End-User data. Backups will be scheduled to begin no earlier than 2:00 a.m. (EST) and to be completed no later than 6:00 a.m. (EST).

     2. Archives. Company shall archive full back-ups in a separate facility not more than ten (10) days following their creation. Company shall maintain any archives for a period not to exceed one year from the date of their creation or the termination of the Agreement.

     3. Restoration. Company shall provide full data restoration as is commercially reasonable to maintain its Services and within 5 hours of a request by Company.

D.   Service Improvement Actions

     Company will provide to Dell a monthly summary report of actions taken or planned to remedy any failure by Company to meet any of the above-specified service quality objectives or measurements.

E.   Remedies

     The remedies set forth in this Section are available only if Company fails to meet the Server Quality Measures set forth above. The parties acknowledge and agree that if the remedies set forth in this Section are applied, any failure of Company to meet the requirements in this Schedule shall not constitute a material breach of this Agreement as to event giving rise to use of the remedies. If Company misses any of the seven objectives described in Section A of this agreement for two consecutive months, Dell shall receive service credit from Company for the subsequent month and any consecutive month in which any of the objectives have not been met.

     In no event shall the credit owed by Company in any month exceed * * * of the amount otherwise to be paid to Company in the applicable month. No remedies will be available if failure to meet the objectives is attributable to reasons of Force Majeure (as defined in the Agreement), previously scheduled system and network maintenance performed during regular maintenance windows (which shall in all cases be between Midnight and 6AM local time), or the acts, systems, or applications of Company or End-Users.

                             II.  END-USER SUPPORT

A.   Proactive Problem Detection.

     Company shall monitor all systems so as to insure all incidents impacting any Services are detected and addressed prior to Dell or End-User inquiry * * * of the time.

B.   End-User Care and Technical Support Services

     1. Services Available. The care and technical support services that will be available to End-Users will include all support required or which Company in consultation with Dell deems advisable to help End-Users use and understand the Services and to help End-Users resolve problems with using the Services. These services will include, without limitation: billing inquiry, dispute resolution, registration assistance, usage instructions and inquiries regarding the terms of service.

     2. Online Services. Care and technical support services for End-Users will be available online through the Services, including without limitation, frequently asked questions ("FAQ") list, database inquiries,

                                                CONFIDENTIAL TREATMENT REQUESTED

searching and e-mail messages to the Company's staff. Responses to e-mail messages to technical support staff will be made within four (4) hours from the time that the message was sent. Responses to e-mail messages to the staff will be within 24 hours on billing issues from the time that the message was sent. Company shall ensure that its care and technical support services are performed and updated in a timely and professional manner. Without limiting the generality of the foregoing, Company shall seek to address End-User inquiries and resolve End-User complaints as promptly as possible and in a manner that reflects positively upon the name, goodwill and reputation of Company, Company and the Services.

     3.   Services by Representatives.

     Company's existing Live Online Support will be made available to all users of DellBizNet when user is accessing a DigitalWork.com. supplied page. Care and technical support services for End-Users will be available through a human operator via a toll free telephone number. Calls to the care and technical support representatives shall be answered according to the standards and schedule set forth below:



Type of Service                 Launch thru 6/30/00               7/1/00 thru 9/30/00            10/1/00 ongoing
--------------------------------------------------------------------------------------------------------------------
Online Technical Support     Email within 2 hours             Email within 1 hour          Email within 1 hour
                             9:00am - 5:00pm CST              7:00am - 7:00pm CST M-F      24X7 7 days a week
                             M-F
-------------------------------------------------------------------------------------------------------------------
Online Product Support       Email within one business day    Email within the same day    Email within 4 hours
                             9:00am - 5:00pm M-F              7:00am - 7:00pm M-F          7:00am - 7:00pm
                                                                                           Seven days a week
-------------------------------------------------------------------------------------------------------------------
Online Billing Support       Email within 24 hours            Same                         Same
-------------------------------------------------------------------------------------------------------------------
Live person chat             Start within 15 minutes of       Start within 5 minutes       Start within 1 minute
                             request  9 - 5  M-F              7am - 7pm M-F                7am - 7pm  M-F
-------------------------------------------------------------------------------------------------------------------
Outbound product support     Customer specified time          Customer specified time      Same
                             within 4 hour window             within 2 hour window
                             9 - 5   M-F                      7am - 7pm M-F
-------------------------------------------------------------------------------------------------------------------
Inbound 800 # Product                   N/A                               N/A              As indicated in 3a.
-------------------------------------------------------------------------------------------------------------------
Inbound 800# Technical                  N/A                       As indicated in 3b.      As indicated in 3b.
-------------------------------------------------------------------------------------------------------------------

          a. End-User Care Standard. End-User calls shall be answered within 15 by either a human operator or an automated system ("ACD"). If an ACD is used to initially queue or answer a call, a human operator shall be available within 30 seconds thereafter. This standard shall be achieved for 95% of the calls during each month. At a minimum, the care service shall be available * * *, * * *, each day of the year.

          b. Technical Support Standard. End-User calls shall be answered within 15 seconds by either a human operator or an ACD. If an ACD is used to initially queue or answer a call, a human operator shall be available within 30 seconds thereafter. This standard shall be achieved for 95% of the calls during each month. At a minimum, the technical support service shall be available 24x7x365.

          c. Support Levels. Company shall attempt to answer any End-User inquiries to Company's representatives at the time of inquiry in the following manner:

                                                CONFIDENTIAL TREATMENT REQUESTED

          (1) First Level Support. After 7/1/00, First Level Support can be defined as a "pool" of Company representatives who handle the majority of End-User inquiries and support requests. Responsibilities involved in first level support can be generally defined as follows: support request creation and maintenance, verify priority and severity information, search technical documentation for all known issues and possible matches, document all customer interactions, close support requests, escalate to second level support, if necessary. First level support shall also include coordination of account registration and testing and ongoing account monitoring and maintenance. Company's service representatives shall answer service inquiries as "DellBizNet".

          (2) Second Level Support. Second Level Support can be defined as a "pool" of Company representatives who maintain specialized skills and are at a different organizational level than the first level support group. Skills not available in the first level are transferred to the second level, where more specialized skills and an increased technical depth exist. Responsibilities involved in second level support can be generally defined as follows: ensure quality of information provided to first level representatives, manage relationship with first level representative, verify information received in escalated support requests, analyze support request to identify specific issues, create and maintain new trouble reports, create interim and final resolutions as necessary. Second Level Support should be sufficient to resolve any End-User need. In the event, the Second Level Support cannot correct or answer an inquiry at the time of inquiry, the Second Level Support shall respond to the End-User in accordance with Section 3 below. Company's service representatives shall answer service inquiries as "DellBizNet".

3.   Response Standards

     A. Inquiry. Company shall respond within (30) minutes of receipt of an inquiry from Dell to Company's designated point of contact, and (1) hour for End-Users as described above.

     B. Updates; Response Time. The frequency of updates and response time objectives for reported troubles will be dependent upon the severity of the problem. Company shall fulfill the following objectives to respond to inquiries by Company or End-Users:

                                                CONFIDENTIAL TREATMENT REQUESTED

      Priority         Initial Update      Update Interval       Response Time
                         (minutes)            (minutes)            Objective
                                                                   (minutes)
--------------------------------------------------------------------------------
    Critical/1/            30                    30                  30
--------------------------------------------------------------------------------
      Major/2/             60               status change            60
--------------------------------------------------------------------------------
    Important/3/           60               status change           240
--------------------------------------------------------------------------------

     C. Cure. Company shall use all commercially reasonable efforts to correct any errors or problems that adversely effect its Services.

     D. Reporting. Company shall deliver to Dell monthly reports on all service level inquiries.


--------------------------

     /1/Critical problems are those which seriously degrade Provider's Service or impact the majority of End-Users.

     /2/Major problems are those which affect multiple End-Users or degrade the overall quality of the Service.

     /3/Important problems are those which affect single End-Users or do not degrade the overall quality of connectivity.

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT 3

                                 WORK STATEMENT

     This Exhibit 3 is subject to the terms and conditions of the Master Service Agreement ("Agreement") between DigitalWork.com. Inc. ("Company"), and Dell Products L.P. ("Dell") effective as of December 22, 1999. To the extent the terms of this Work Statement and the Agreement conflict, this Work Statement is controlling; otherwise, the Agreement shall remain in full force and effect.

1.   Definitions

     As used in this Work Statement, the following terms shall have the following meanings, unless the context otherwise requires. Certain other terms are defined elsewhere in the Agreement and Work Statement.

     1.1 "Above-the Fold" means, situated within the portion of a page that is designed to be visible on a standard computer screen with a resolution of 800 pixels by 600 pixels without requiring the user to scroll horizontally or vertically through the page.

     1.2 "Advertising Revenues" means the aggregate fees and other revenues collected plus the fair market value of other compensation received by or on behalf of a party or any Affiliate thereof arising from the license or sale of promotional, advertising, sponsorship or marketing services or rights related to any portion of DellBizNet less customary and reasonable sales commissions.

     1.3 "Average Daily Page Views" means the aggregate number of unique page views by End-Users accrued during a thirty (30) day period divided by 30. Average Daily Page Views shall include all End-User page turns served from Company-provided Content during each End-User session.

     1.4 "Gross Margin" means all revenue, less any refunds granted to customers, earned by or from DellBizNet by Company from subscriptions, fees, sales of services or Content, bounties or commissions and e-commerce activities, other than Advertising Revenue.

     1.5  "Segments" means the unique business segments of Dell described in
Section 2.4.

2.   Description of Deliverables and Services

     2.1 General. In order to assist Dell with its efforts to create a business portal, Company shall provide Dell with content making up a portion of the Dell-branded Web-based service, DellBizNet. DellBizNet will be seamlessly branded by Dell and DigitalWork.com Service pages will be micro-branded by Company. The Dell logo or other logo designated by Dell will be placed prominently Above-the-Fold in the header at the top of DellZone, with placement at Dell's option. Company will configure DigitalWork.com Workshop and Service pages according to Dell's requirements and consistent with the terms of this agreement.

     2.2  Domain Name Hosting Dell shall register the DellBizNet domain,
<www.DellBizNetcom>. All right, title and interest in the domains shall belong exclusively to Dell.

     2.3 International Rollout. Company will work with Dell to roll-out international/localized versions of and will work in concert with Dell to select the regions and deployment schedule. Initially regions should include Canada, UK, Europe, Japan, Asia-Pacific, Australia, and Latin America (not necessarily in that order).

     2.4 Selection. Dell will retain the option of replacing Company's small business services offer with a Dell-provided small business services offer provided that at least six workshops and a majority of collective services therein are retained. Dell will review in good faith on a quarterly basis the possibility of adding additional workshops into DellBizNet. 2.5 ISP/Portal Registration. Company shall work with Dell to create a combined ISP and portal universal registration application. Should the development of the joint registration not be completed by February 15, 2000, Company shall provide all End-User registration information to Dell until such time as the joint registration process is in place.

     2.6 Search Services. Upon user-initiated searches in key categories be designated by Dell, Company shall surface Dell-negotiated e-commerce relationships in premium position above Company-negotiated e-commerce/sponsorship relationships.

     2.7  Purchase of Dell Hardware. Company agrees that any

                                                CONFIDENTIAL TREATMENT REQUESTED

additional servers, desktops, and notebooks required to accommodate additional traffic to DigitalWork.com pages will be purchased from Dell (as long as Dell is no more than * * * than next closest competitor on price) per Company's specifications. Dell will provide Company with hardware with pricing to be determined at a later date.

     2.8 End-User E-Mail. Dell will have the option of using a Dell-provided e-mail application. If Dell provides the e-mail application, Dell will retain
* * * generated from the e-mail application.

     2.9 Page Selection. Dell shall have the right to select specific tools and applications from DigitalWork.com that it will offer to users. Furthermore, DigitalWork.com will prohibit users who access these solutions from navigating to additional solutions not approved by Dell. Any development work required to accomplish this measure will be the sole responsibility of Digital Work.

     2.10 'Return to DellBizNet' buttons. Company will place a 1 inch by 1 inch button at the top of all Dell provided pages which contains a link back to the DellBizNet home page. Button will be placed above the fold in the top left portion of the page.

     2.11 Change in pages. Dell retains sole discretion to increase or decrease the number of DigitalWork.com provided pages that are offered on the DellBizNet portal, provided it maintains a minimum of six workshops and a majority of the services contained therein. The required six workshops will be reviewed in good faith on a quarterly basis.

     2.12 Additional Partners. Dell retains the right to supplement DellBizNet with additional content from other third party suppliers regardless of whether or not similar services are offered by DigitalWork.com. At Dell's sole discretion, DigitalWork.com will integrate these services onto the DellBizNet platform according to the following definitions. Level One Integration requires Company to integrate the specified services into the DigitalWork.com Business Partner Program, which includes the DigitalWork.com Learn About It format. Dell can request up to five Level One Integration projects per 30-day period. The fee for Level One Integration will be * * * of the Company's standard Business Partner Program fee. Level Two Integration requires the Company to integrate the specified service and provide the UI, customer support, billing and settlement. Dell may request up to two Level Two Integration services in any 30-day period. The Company will provide Dell with a scope of work estimate for each Level Two service. The Company and Dell will mutually agree to the implementation. Company will cover the first 320 man-hours of integration work per month. Dell will pay for any additional work during the same 30-day period at the rate of * * * dollars per hour. Level Two integration will be available after April 1st. Prior to April 1st, Company will perform Level Two Integration projects on a best efforts basis. Financial considerations of Level Two Integration projects will be mutually agreed upon on a case by case basis.

3.   Reporting

     3.1 General. Company shall provide Dell with weekly online traffic reports and appropriate Web-based traffic reporting tools. After March 1st, Company will provide daily traffic reports and appropriate Web-based traffic reporting tools.

     3.2 Account Manager. Company shall provide Dell with a dedicated account manager and access to additional resources if necessary in order for Dell to accurately interpret the usage information and End-User Data.

     3.3 Payments. Company shall provide Dell with accurate monthly reporting of all payments derived from DellBizNet which are payable under Section 5 of this Work Statement.

     3.4 Progress Reports. Upon reasonable request by Dell, representatives of the parties shall meet for a formal progress presentation during which Company shall describe the status of the work required under the Work Statement. Such presentation shall provide projections of the time of completion, and the status of Company's services, and shall address any problems that have come to Company's attention and Company's views as to how such problems may be resolved.

                                                CONFIDENTIAL TREATMENT REQUESTED

4.   Advertising

     Consistent with Section 5 of the Agreement, Dell will retain the right to sell advertising on all DellBizNet Web pages under the existing advertising revenue share model with Company. The price of such advertising by Dell must be equal to or more than the current Company standard advertising rate card.

5.   Promotion of DellBizNet

     5.1 Registered User newsletter: Company grants Dell the right to market its solutions to its registered user base on a monthly basis. Newsletter will be Dell branded and will incorporate a DigitalWork.com micro-brand.

6.   Fees and Other Payment Terms

     6.1  E-commerce Transaction Fees. Company shall pay Dell * * *.

     6.2 Advertising Revenue. Company shall pay Dell a fee equal to * * * of the total revenue generated from advertising on DigitalWork.com pages supplied to the DellBizNet portal.

     6.3 Registered user fees: DigitalWork.com will pay Dell * * * for each user who registers to become a DigitalWork.com end user and affirms the DigitalWork.com Terms of Service.

     6.4 E-Commerce Registered User fees. Company will pay Dell * * * for each DigitalWork.com E-Commerce Customer.

     6.4  Setup and maintenance fees: none.

     6.5 Dell E-Commerce Relationships. Dell will retain all revenue derived from Dell-negotiated non DigitalWork.com provided e-commerce relationships promoted on DellBizNet derived from the independent marketing and sales efforts of Dell. Dell will retain complete flexibility in promotion and positioning of Dell-negotiated e-commerce relationships on DellBizNet. However, financial considerations of any Level Two Integration Projects performed by Company will be settled pursuant to Section 2.12 of Exhibit 3 Work Statement.

     6.6 Dell warrants in DigitalWork.com: The Company agrees to provide Dell with a warrant to purchase 150,000 shares of the Series D Preferred Stock of the Company as discussed on section 14.4.

     6.7 Performance fees: Dell will pay Company * * * for the difference between * * * and the total number of DigitalWork.com E-Commerce Customers delivered in the first twelve months from the launch date.

     6.8 Mail Revenues. Dell will retain all revenue derived from any Dell-provided e-mail application integrated with DellBizNet.

     6.9 Management fees. Dell will pay Company exactly one year from the launch date of DellBizNet.com a management fee not to exceed $2,000,000. The amount of the fee will be determined as follows: (40,000 minus number of DigitalWork.com E-Commerce customers during first year) multiplied by $50. The parties believe that the combination of the Management Fee and DigitalWork.com e-commerce customer revenue will not be less than $2,000,000. Furthermore, each e-commerce customer delivered by Dell to the Company will generate a minimum of * * * during the first twelve months after launch.

     6.10 Contract Slotting fee. Company will pay Dell a $2,000,000 exactly one year from the launch date of DellBizNet.com in order to maintain relationship with DigitalWork.com Registered Users.

     6.11 Payments from Company to Dell will be due within 30 days of the end of each calendar quarter. With each payment, DigitalWork.com will provide to DELL documentation reasonably detailing the calculation of the payment.
7.   Special Terms

     In the event of any material error in the Services that could not reasonably have been discovered prior to acceptance of the Services and is not discovered until after acceptance of the Services, as Dell's sole and

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

                                                CONFIDENTIAL TREATMENT REQUESTED

exclusive remedy therefor, Company shall use commercially reasonable efforts to remedy such error in a prompt manner. If such error is not remedied in such manner, then Dell shall be entitled to a refund of an equitable portion of fees paid to Company on a pro rata basis in the same proportion as the error reduces, if at all, the value to Dell of the Web site to which such error relates.

8.   Implementation; Work Schedule

     8.1 Schedule and Performance Milestones. This schedule sets the target dates and Performance Milestones for the preparation and delivery of the Services by Company.

           Performance Milestone                   Responsible Party                    Target Date
-------------------------------------------  -----------------------------  ------------------------------------
Work Statement Executed                              Dell/Company                          * * *
Preliminary draft of DW portal pages                    Company                            * * *
 prepared
Dell finalizes specific pages that will be               Dell                              * * *
 used
Dell branding and `Return to DellBizNet'                Company                            * * *
 buttons in place on all DigitalWork.com
 pages
Site fully prepared for launch                       Dell/Company                          * * *

     8.2  Testing Procedures (if any)

     (in each case, involving both quality and function)

     8.3 Location of Work Facilities. Substantially all of the work will be conducted by Company at its regular office located in Chicago, Illinois.

9.   Term.

     This Work Statement will have the same Term as the Agreement.

DigitalWork.com, INC.                    DELL PRODUCTS L.P.
By: /s/ Craig A. Terrill                 By:
    __________________________________       __________________________________

Printed Name: ________________________   Printed Name: ________________________

Title: _______________________________   Title: _______________________________

Date: ________________________________   Date: ________________________________

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT 4

                               INSURANCE COVERAGE

     Statutory workers compensation insurance in the state(s) or jurisdiction in which Company's employees perform services for Dell, and employer's liability insurance with limits of not less than $500,000: (i) for each accident; and (ii) for each employee for occupational disease; or (iii) policy limit for disease. Such policy shall be endorsed to name Dell as Alternate Employer to prevent Company's workers' compensation carrier from denying coverage based on a claim of employment status. Company hereby waives all claims and causes of action against Dell, its officers, directors and employees for any and all injuries suffered by Company's employees.

     Commercial General Liability insurance with limits for bodily injury and property damage liability of not less than $1,000,000 personal injury each occurrence, $2,000,000 general aggregate and products/completed operations coverage which shall include premises/operations liability, independent contractors liability, and broad form contractual liability specifically in support of, but not limited to, the indemnity provisions set forth in this Agreement. This policy shall include a waiver of subrogation in favor of Dell; will be endorsed to include Dell as Additional Named Insured; will contain cross-liability and severability of interest coverage and shall state that such insurance is primary insurance as regards any other insurance carried by Dell.

     Business automobile liability insurance with a limit of not less than $1,000,000 per occurrence for bodily injury and property damage liability written to cover all owned, hired and non-owned automobiles arising out of the use thereof by or on behalf of the Company and its employees. This policy shall include a waiver of subrogation favor of Dell, be endorsed to include Dell as an Additional Named Insured, and shall state that such insurance is primary insurance as respects any insurance carried by Dell.

     Prior to the commencement of any work or service as provided for herein, Company shall furnish to Dell insurance certificates on standard Accord form, endorsements, or evidence of coverage signed by authorized representatives of the companies providing the coverage required under the terms of this Agreement. All policies providing coverage shall contain provisions that no cancellation, non-renewal or material changes in the policy shall become effective, except on thirty (30) days' written notice thereof to Dell. Upon request and without expense, Company shall furnish Dell with certified copies of said insurance policies signed by authorized representatives of the insurance companies providing the coverage as required herein.

     Failure to secure the insurance coverages, or the failure to comply fully with any of the insurance provisions of this Agreement as may be necessary to carry out the terms and provisions of this Agreement shall be deemed to be a material breach of this Agreement. The lack of insurance coverage does not reduce or limit Company's responsibility to indemnify Dell as set forth in this Agreement.

     Any and all deductibles and premiums associated with the above described insurance policies shall be assumed by, for the account of, and at the sole risk of Company.

     Dell reserves the right to review the insurance coverage requirements of this Agreement and to make reasonable adjustments to such requirements or to require other types of policies to support the level of Services being performed by Company or the purchases being made by Dell from Company at any time, at Company's sole cost, unless otherwise agreed to by Dell.

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